EXHIBIT 99.1

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421, x8261	(310) 208-2550
CERADYNE, INC. RECEIVES $9.1 MILLION
BODY ARMOR DELIVERY ORDER
Costa Mesa, Calif.—March 13, 2008—Ceradyne, Inc. (NASDAQ: CRDN) announced the receipt of a $9.1 million delivery order from the United States Special Operations Command (USSOCOM), MacDill Air Force Base, Florida. The order is for the family of Ballistic Plates for Body Armor Load Carriage Systems (BALCS).
David P. Reed, Ceradyne President North American Operations, commented: “This delivery order is our second BALCS delivery order issued by SOCOM against the maximum value $400 million indefinite delivery/indefinite quantity (ID/IQ) contract announced in January 2008. We are pleased to receive this order and believe we will meet all SOCOM delivery and quality requirements.”
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2007 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
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